EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13D/A with respect to the common stock of Manchester United plc beneficially owned by each of them. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D/A.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 25, 2021.

Edward S. Glazer Irrevocable Exempt Trust

By:	/s/ Edward S. Glazer
Name:	Edward S. Glazer
Title:	Trustee

Edward S. Glazer

/s/ Edward S. Glazer
Name:	Edward S. Glazer

ESGT Holdings LLC

By:	Edward S. Glazer Irrevocable Exempt Trust, its sole member

By:	/s/ Edward S. Glazer
Name:	Edward S. Glazer
Title:	Trustee